PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE

Brighthouse Financial Appoints Carol D. Juel to Board of Directors

CHARLOTTE, NC, November 1, 2021 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today that on November 1, 2021, its Board of Directors (the “Board”) appointed Carol D. Juel as an independent member of the Board, effective November 17, 2021.

“We are very excited to welcome Carol to the Brighthouse Financial Board of Directors,” said C. Edward (“Chuck”) Chaplin, chairman of the Board, Brighthouse Financial. “Carol brings an impressive combination of technology and financial services expertise to our Board. Further, in today’s ever-changing technology landscape, her experience as a chief technology and operating officer and chief information officer will bring valuable perspectives to our Board.”

Ms. Juel is currently executive vice president, chief technology and operating officer of Synchrony Financial. Prior to her current role, she served as Synchrony’s chief information officer from 2014 to June 2021. Prior to Synchrony, she served as chief information officer of GE Capital Retail Finance. During her ten years with GE, Ms. Juel held a variety of senior leadership roles in technology governance, security, business development, digital and marketing. Before joining GE, she was a technology consultant at Accenture, where she focused on the financial services sector.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2020 admitted assets. Best’s Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2021.

CONTACT
FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com
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